Exhibit 99.1

Contact Ultragenyx Pharmaceutical Inc.

Investors & Media

Danielle Keatley

415-475-6876

Ultragenyx Completes Tender Offer and Acquisition of Dimension Therapeutics

NOVATO, Calif., November 7, 2017 – Ultragenyx Pharmaceutical Inc. (NASDAQ: RARE) (“Ultragenyx” or the “Company”), a biopharmaceutical company focused on the development of novel products for rare and ultra-rare diseases, today announced the successful completion of its acquisition of Dimension Therapeutics, Inc. (NASDAQ: DMTX) (“Dimension”). Ultragenyx has completed its previously announced tender offer to purchase all outstanding shares of common stock of Dimension for $6.00 per share in cash, without interest, or approximately $152.3 million in cash.

“We welcome the talented Dimension employees to the Ultragenyx organization,” said Emil D. Kakkis, M.D., Ph.D., Chief Executive Officer and President of Ultragenyx. “As a combined organization we believe we can optimally treat more rare genetic diseases and accelerate the process of bringing important new therapies to patients.”

As of the expiration of the tender offer at 12:00 midnight, Eastern time, on November 7, 2017 (one minute after 11:59 p.m., Eastern time, on November 6, 2017), approximately 21,947,871 shares were validly tendered and not withdrawn in the tender offer, representing approximately 86.5 percent of Dimension’s outstanding shares, according to the depositary for the tender offer. The condition to the tender offer that a majority of Dimension’s outstanding shares on a fully-diluted basis be validly tendered and not withdrawn has been satisfied. As a result, Ultragenyx has accepted for payment and will promptly pay for all validly tendered shares.

As a result of the completion of the merger, all remaining eligible Dimension shares were canceled and converted into the right to receive $6.00 per share in cash, without interest and less any applicable withholding taxes, the same price that was paid in the tender offer (eligible shares exclude those for which holders properly demanded appraisal under Delaware law and those held by Ultragenyx, Mystic River Merger Sub Inc. or Dimension other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity).

Dimension has become a wholly-owned subsidiary of Ultragenyx and the common stock of Dimension will no longer be listed for trading on the NASDAQ Global Select Market, which is expected to take effect before the markets opens today.

About Ultragenyx Pharmaceutical Inc.

Ultragenyx is a biopharmaceutical company committed to bringing to market novel products for the treatment of rare and ultra-rare diseases, with a focus on serious, debilitating genetic diseases. The Company has rapidly built and advanced a diverse portfolio of product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which there are no approved therapies.

The Company is led by a management team experienced in the development and commercialization of rare disease therapeutics. Ultragenyx’s strategy is predicated upon time and cost-efficient drug development, with the goal of delivering safe and effective therapies to patients with the utmost urgency.

For more information on Ultragenyx, please visit the Company’s website at www.ultragenyx.com.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this communication, including statements relating to Ultragenyx’s intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future, or statements relating to the potential benefits of the transaction, are forward-looking statements. Such forward-looking statements involve substantial risks and uncertainties that could cause clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, such as the regulatory approval process, the timing of regulatory filings and other matters that could affect sufficiency of existing cash, cash equivalents and short-term investments to fund operations and the availability or commercial potential of our drug candidates. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Ultragenyx undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Ultragenyx in general, see Ultragenyx’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2017, and its subsequent periodic reports filed with the SEC.